For Immediate Release Dated: 3/8/04	Contact:	David T. Richardson, Chief Financial Officer The Keller Manufaturing Company, Inc.

THE KELLER MANUFACTURING COMPANY, INC. ANNOUNCES
CLOSING DATE OF GOING PRIVATE TRANSACTION

CORYDON, IN (March 8, 2004) – As previously announced, The Keller Manufacturing Company, Inc. (OTCBB: KMFC) (the “Company”) intends to engage in a going private transaction by completing a 1-for-500 reverse stock split, which will allow the Company to terminate the registration of the Company’s common stock with the Securities and Exchange Commission (“SEC”). On March 5, 2004, the Company commenced the mailing of a disclosure document regarding this transaction to all shareholders of the Company of record as of March 3, 2004. The Company intends that the going private transaction will become effective at the close of business on March 29, 2004.

All shareholders of record as of the effective time of the transaction will be affected by the reverse stock split. Shareholders owning fewer than 500 shares of the Company’s common stock of record following the reverse stock split will no longer own any equity interest in the Company. These shareholders will instead be entitled to receive cash in an amount equal to $4.00 for each share of common stock that is registered in that shareholder’s name at that time. The Company intends to mail a letter of transmittal to those shareholders promptly following the effective time of the reverse stock split for their use in returning their share certificates to the Company in order to claim their cash payment.

Immediately following the reverse stock split, the Company will effect a 500-for-1 forward stock split, which will effect only those shareholders who (after giving effect to the reverse stock split) continue to hold of record at least one whole share of common stock. This means that if a shareholder holds 500 or more whole shares of common stock of record prior to the reverse stock split, such shareholder will hold that same number of shares of record following the forward stock split.

Under Indiana law, this transaction is not subject to the approval of the shareholders of the Company and the Company is not seeking any vote of the shareholders in connection with the transaction. Details of the transaction can be found in the Company’s Schedule 13E-3 filed with the SEC. The disclosure being mailed to shareholders is also filed with the SEC as an Exhibit to the Schedule 13E-3, and both can be obtained free of charge on the SEC’s website (www.sec.gov).

About Keller
The Keller Manufacturing Company, Inc. (OTCBB: KMFC) is a leading manufacturer of solid wood bedroom, dining room and occasional furniture. Keller Furniture is sold through middle to upper-middle priced retailers in all 50 United States and Canada. For more information about The Keller Manufacturing Company, Inc., visit our website at www.kellerfurniture.com.

The news release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements may include statements regarding the intent, belief or current expectations of The Keller Manufacturing Company, Inc. (the “Company” or its officers with respect to (i) the Company’s strategic plans, (ii) the policies of the Company regarding capital expenditures, dividends, financing and other matters, and (iii) industry trends affecting the Company’s financial condition or results of operations. Readers of this news release are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward looking statements contained in this news release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.